UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITT Educational Services, Inc.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

45068B109 (CUSIP Number)

July 26, 2004

(Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

13G

CUSIP No. 45068B109	Page 2 of 12 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 3,114,238 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 3,114,238 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,114,238
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

13G

CUSIP No. 45068B109	Page 3 of 12 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 3,114,238 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 3,114,238 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,114,238
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

13G

CUSIP No. 45068B109	Page 4 of 12 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 3,114,238 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 3,114,238 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,114,238
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

13G

CUSIP No. 45068B109	Page 5 of 12 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard L. Grubman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 3,114,238 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 3,114,238 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,114,238
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

13G

CUSIP No. 45068B109	Page 6 of 12 Pages

Item 1	(a).	Name of Issuer:

ITT Educational Services, Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

13000 North Meridian Street, Carmel, Indiana 46032

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital Ltd. (collectively, the “Funds”):

(i)     Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds,

(ii)    Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management,

(iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP, and

(iv)   Richard L. Grubman, a Managing Member of Highfields GP.

Highfields Capital Management, Highfields GP, Highfields Capital Ltd., Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman: c/o Highfields Capital Management 200 Clarendon Street, 51st Floor Boston, Massachusetts 02116

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware Highfields GP – Delaware Jonathon S. Jacobson – United States Richard L. Grubman – United States

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

13G

CUSIP No. 45068B109	Page 7 of 12 Pages

Item 2 (e).	CUSIP Number:

45068B109

Item 3.	Not applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

(a) Amount beneficially owned: 3,114,238 shares of Common Stock

(b) Percent of class: 6.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 3,114,238

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 3,114,238

(iv) Shared power to dispose or to direct the disposition of: —0—

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are beneficially owned by the Funds. Highfields Capital Ltd., Highfields I and Highfields II individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

13G

CUSIP No. 45068B109	Page 8 of 12 Pages

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G

CUSIP No. 45068B109	Page 9 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 4, 2004
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By:	Highfields GP LLC, its General Partner

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

RICHARD L. GRUBMAN

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

13G

CUSIP No. 45068B109	Page 10 of 12 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

13G

CUSIP No. 45068B109	Page 11 of 12 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or its knows or has reason to believe that such information is inaccurate.

August 4, 2004
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By:	Highfields GP LLC, its General Partner

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title

13G

CUSIP No. 45068B109	Page 12 of 12 Pages

RICHARD L. GRUBMAN

/s/ Kenneth H. Colburn
Signature

Kenneth H. Colburn, Authorized Signatory
Name/Title